Exhibit 4.1

AMENDMENT NO. ONE
TO THE
REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. ONE, effective November 29, 2005, to the Registration Rights Agreement (the “Rights Agreement”) dated November 29, 2005, is by and among Cano Petroleum, Inc., a Delaware corporation (the “Company”) and the Estate of Miles O’Loughlin (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company and Purchaser previously entered into the Rights Agreement, pursuant to which the Company agreed to provide Purchaser with certain registration rights under the Securities Act of 1933, as amended, and under applicable state securities laws for 895,660 shares of the Company’s common stock; and

WHEREAS, the Company and Purchaser desire to amend the Rights Agreement to modify the terms regarding certain registration rights and the Purchase Option, as defined in the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and all other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser agree as follows:

1.             Paragraphs 2(a) and (b) are hereby amended by striking said paragraphs and substituting in lieu thereof the following:

If at any time before the Registrable Securities are eligible for resale pursuant to the provisions of Rule 144(k) (the “Registration Period”), the Company shall determine to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than a registration statement relating solely to employee benefit plans or a registration statement relating solely to a Rule 145 transaction or other merger transaction or a registration on any registration form which does not permit secondary sales of common stock or does not include substantially the same information as would be required to be included in a registration statement covering the resale of Registrable Securities, the Company will include in such registration statement, and in any underwriting involved therein, all of the Registrable Securities.

2.             The parties hereby confirm that, except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified and the Rights Agreement as so amended is hereby confirmed as being in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. One to the Registration Rights Agreement to be executed by the undersigned as of this 13th day of May, 2006.

ESTATE OF MILES O’LOUGHLIN

By:	/s/ Scott B. White Independent Executor
Name: Scott B. White
Title: Independent Executor

CANO PETROLEUM, INC.,
a Delaware corporation

By:	/s/ S. Jeffrey Johnson
Name: S. Jeffrey Johnson
Title: Chairman and CEO